ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated March 7, 2007 (the "Pooling and Servicing
Agreement") by and among J.P. Morgan Chase Commercial Mortgage Securities Corp.,
as Depositor, Capmark Finance Inc., as Master Servicer, Midland Loan Services, Inc.,
as Primary Servicer, Wells Fargo Bank, N.A., as Trustee and Paying Agent, ARCap
Servicing, Inc., as Special Servicer, and LNR Partners, Inc., as Special Servicer for the
Americold Portfolio Mortgage Loan Combination

JPMCC 2007-CIBC18

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007
(the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, INC.

By: /s/ Susan K. Chapman
      Susan K. Chapman
      Vice President